Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
IAS Communications, Inc.

We consent to the use of our report dated July 28, 2005 on the financial statements of IAS Communications, Inc. as of April 30, 2005 and for the year then ended that are included in the Form 10-KSB for the year ended April 30, 2006.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

August 14, 2006